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                               EXHIBIT INDEX


EXHIBIT NO.       TITLE OF DOCUMENT

    23.     1a.   Consents of Kenny S&P Evaluation
                   Services, a division of J.J. Kenny Co.,
                   Inc.

            1b.   Consent of Deloitte & Touche LLP

            1d.   Consents of Standard & Poor's Ratings
                   Services, a division of The McGraw-Hill
                   Companies, Inc.

    27.     1.    Financial Data Schedule of
                  Dean Witter Select Municipal Trust,
                   Insured Long Term Series 37

            2.    Financial Data Schedule of
                  Dean Witter Select Municipal Trust,
                  Texas Portfolio Series 9 (Insured)

            3.    Financial Data Schedule of
                  Dean Witter Select Municipal Trust,
                  Long Term Portfolio Series 112

            4.    Financial Data Schedule of
                  Dean Witter Select Municipal Trust,
                  Tennessee Portfolio Series 3